Exhibit 99.1

NovaCopper Announces First Quarter Results and Plans for 2016 Field Program

•	$14.7 million in cash at Q1 2016; sufficient working capital for next two years
•	$5.5 million UKMP project budget for 2016; plans initiated for field season

VANCOUVER, April 7, 2016 /CNW/ - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper" or the "Company") announces its financial results for the first quarter ended February 29, 2016 and reviews its plan for the 2016 field program. Details of the Company's financial results are contained in the unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.novacopper.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Plans Initiated for 2016 Field Program

With sufficient cash on hand to fund our anticipated activities, the Company is well positioned to continue its plans to advance the Arctic deposit towards pre-feasibility.  The Company will invest $5.5 million this year mainly for drilling at Arctic during the summer field season as well as to complete in-pit geotechnical, hydrological, metallurgical, environmental and waste rock characterization studies.  The Company will also continue community engagement and its efforts on local hiring and education along with continuing to engage with the State of Alaska on the permitting of the Ambler access road.

Plans are underway to begin this year's field program in June with the remote camp anticipated to open mid-month.  A planned 3,000 meter drill program will start mid-June and continue until mid-August.  A significant amount of environmental baseline investigation work is planned for the current year to collect data required for future permitting efforts.  Environmental work in 2016 will include an aquatic survey, an archaeological review, a subsistence resource study, an avian and large mammal survey and further expansion and refinement of our wetlands delineation studies.  Engineering activities during this year's field season include pit slope stability studies, waste rock characterization, hydrological and metallurgical studies.  We will also complete the LiDAR survey (airborne laser-light survey used for multi-discipline applications) initiated in 2015 that was unfinished due to poor weather conditions.

First Quarter Financial Results

The following unaudited selected quarterly information is prepared in accordance with U.S. GAAP.

	in thousands of dollars, except for per share amounts
Selected financial results	Three months ended February 29, 2016 $	Three months ended February 28, 2015 $
Amortization	54	143
General and administrative	348	381
Mineral properties expense	667	327
Professional fees	136	161
Salaries	213	250
Salaries – stock-based compensation	282	282
Loss and comprehensive loss for the period	1,695	1,530
Basic and diluted loss per common share	$0.02	$0.03

For the three months ended February 29, 2016, NovaCopper reported a net loss of $1.7 million (or $0.02 basic and diluted loss per common share) compared to a net loss of $1.5 million for the corresponding period in 2015 (or $0.03 basic and diluted loss per common share). This variance was primarily due to an increase in mineral properties expenses offset by a decrease in amortization, salaries, professional fees, and general and administrative costs. We incurred $0.7 million in mineral properties expense for the three months ended February 29, 2016 compared to $0.3 million for the three months ended February 28, 2015. The significant increase in mineral property expenses in 2016 is related to waste characterization and geotechnical work conducted for the Upper Kobuk Mineral Properties ("UKMP") in Alaska and expenditures incurred at the Titiribi mineral property in Colombia. Amortization expense decreased by $0.1 million due to the timing of capital asset purchases and resulted amortization expense. The decrease in salaries and general and administrative expenses was primarily attributed to continued cost reduction efforts and the Company benefitting from the favorable foreign exchange movement of the US dollar against the Canadian dollar in 2016 compared to the first quarter of 2015. The decrease in professional fees is due to less consulting expenses incurred in 2016 compared to the first quarter of 2015.

Liquidity and Capital Resources

At February 29, 2016, we had $14.7 million in cash and cash equivalents. We expended $1.4 million on operating activities during the three month period ended February 29, 2016, compared with expenditures of $1.1 million for operating activities for the same period in 2015. The majority of cash spent on operating activities during both periods was expended on mineral property expenses, general and administrative, and salaries. The increase in cash spent during the three months ended February 29, 2016 compared to the corresponding period in 2015 was mainly due to higher mineral property expense for engineering studies conducted for the UKMP and expenditures incurred in Colombia.

During the three month period ended February 29, 2016 and February 28, 2015, we received no cash from financing activities. During the three month period ended February 29, 2016, we expended $2,000 on investing activities for acquisition of equipment and $nil during the three month period ended February 28, 2015.

As at February 29, 2016, the Company continues to manage its cash expenditures and management believes that the working capital available is sufficient to meet its operational requirements for the next two years. Future financings are anticipated through equity offerings, debt financing, convertible debt, or other means, although there can be no assurance that a financing would be available on terms favorable to the Company, or at all.

About NovaCopper

NovaCopper Inc. is a metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within NovaCopper's land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer. The Company also owns 100% of the Titiribi Project located approximately 70 kilometers southwest of the city of Medellin, Colombia, in Antioquia department, within the historical Titiribi mining district.

More information on the Company, its properties and its management team is available on the Company's website at www.novacopper.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to the future operating or financial performance of NovaCopper, planned expenditures and the anticipated activity at the UKMP Projects are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration plans and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; strategic plans; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, metal grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in NovaCopper's Annual Report on Form 10-K for the year ended November 30, 2015 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

SOURCE NovaCopper Inc.

%CIK: 0001543418

For further information: NovaCopper Contacts: Rick Van Nieuwenhuyse, President & Chief Executive Officer, rickvann@novacopper.com; Elaine Sanders, Chief Financial Officer, elaine.sanders@novacopper.com, 604-638-8088 or 1-855-638-8088

CO: NovaCopper Inc.

CNW 07:00e 07-APR-16